Universal Energy Corp. Closes $1.743 Million Financing to Support Production Activities

HOUSTON, December 3 /PRNewswire-FirstCall/ -- Universal Energy Corp. (OTC Bulletin Board: UVSE - News), an emerging oil and gas exploration and production company, today announced that it has completed the sale of $1.743 million principal amount of unsecured convertible debentures. The issuance of the debentures generated net proceeds of approximately $1.26 million The Company will use the proceeds of the offering towards production costs including those costs associated with the recently successful drilling efforts at the company's Lake Campo and Caviar # 4 prospects.

Investment banking services were provided by the San Francisco office of Empire Financial Holdings.

Dyron M. Watford, Chairman and CFO of Universal Energy Corp. remarked, "This financing provides us the additional capital we need to complete the production and tie-in of our first four successfully drilled prospects. We believe that the financing represents a continued recognition of the execution on our business plan."

Additional details regarding the financing will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Universal Energy Corp. is an energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada, Louisiana and Texas. Visit www.universalenergycorp.info for more details.

Forward Looking Statements - The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.

CONTACT:

Universal Energy Corp.

Dyron M. Watford, CFO, (800) 975-2076

dwatford@universalenergycorp.info

Source: Universal Energy Corp.